Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in registration statements (Form S-8 No. 333-205396) pertaining to TopBuild Corp. of our report dated June 27, 2024, relating to the statements of net assets available for benefits of TopBuild Corp. 401(k) Plan as of December 31, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related supplemental schedule of assets (held at end of year), included in this Annual Report on Form 11-K of TopBuild Corp. 401(k) Plan for the year ended December 31, 2023.

/s/  Rehmann Robson LLC

Orlando, Florida

June 27, 2024